Exhibit 99.3

COMMERCIAL PROMISSORY NOTE

Debtor Name
Motorcar Parts of America, Inc., a New York corporation

Debtor Address	Office	Loan Number
2929 California Avenue	30361	639-182-630-8
Torrance, CA 90503
	Maturity Date	Amount
	June 15, 2007	$ 5,000,000.00

$5,000,000,00	Date March 21, 2007
FOR VALUE RECEIVED, on June 15, 2007 the undersigned (“Debtor”) promises to pay to the order of UNION BANK OF CALIFORNIA, N.A. (“Bank”), as indicated below, the principal sum of Five Million and 00/100ths Dollars ($5,000,000,00 ), or so much thereof as is disbursed, together with interest on the balance of such principal sum from time to time outstanding, at a per annum rate equal to the Reference Rate, such per annum rate to change as and when the Reference Rate shall change. As used herein, the term “Reference Rate” shall mean the rate announced by Bank from time to time at its corporate headquarters as its Reference Rate. The Reference Rate is an index rate determined by Bank from time to time as a means of pricing certain extensions of credit and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time. This Commercial Promissory Note is the Nonrevolving Note referred to in the Credit Agreement dated as of May 28, 2004, by and between Debtor and Bank, as amended and as at any time further amended, supplemented or otherwise modified or restated.
1. INTEREST PAYMENTS. Debtor shall pay interest on the 15th day of each month commencing April 15, 2007. Should interest not be so paid, it shall become a part of the principal and thereafter bear interest as herein provided.
All computations of interest under this note shall be made on the basis of a year of 360 days, for actual days elapsed.
Debtor shall pay all amounts due under this note in lawful money of the United States at Bank’s P.O. Box 30115, Los Angeles,
CA 90030-0115 Office, or such other office as may be designated by Bank, from time to time.
2. LATE PAYMENTS. If any payment required by the terms of this note shall remain unpaid ten days after same is due, at the option of Bank, Debtor shall pay a fee of $100 to Bank.
3. INTEREST RATE FOLLOWING DEFAULT. In the event of default, at the option of Bank, and, to the extent permitted by law, interest shall be payable on the outstanding principal under this note at a per annum rate equal to three percent (3%) in excess of the interest rate specified in the initial paragraph of this note, calculated from the date of default until all amounts payable under this note are paid in full.
4. DEFAULT AND ACCELERATION OF TIME FOR PAYMENT. Default shall mean the occurrence of an Event of Default under and as defined in the Credit Agreement. Upon the occurrence of any such Event of Default, Bank, in its discretion, may cease to advance funds hereunder and may declare all obligations under this note immediately due and payable; provided, however, that upon the occurrence of an Event of Default under Section 8.1(d), (e) or (f) of the Credit Agreement, all outstanding principal and accrued but unpaid interest hereunder shall automatically become immediately due and payable.
5. ADDITIONAL AGREEMENTS OF DEBTOR. Debtor promises to pay all costs and expenses, including reasonable attorneys fees (including the allocated costs of Bank’s in-house counsel and legal staff) incurred by Bank in the negotiation, documentation, and modification of this note and all related documents and in the collection or enforcement of any amount outstanding hereunder. Debtor and any endorsers of this note for the maximum period of time and the full extent permitted by law (a) waive diligence, presentment, demand, notice of nonpayment, protest, notice of protest, and notice of every kind; (b) waive the right to assert the defense of any statute of limitations to any debt or obligation hereunder; and (c) consent to renewals and extensions of time for the payment of any amounts due under this note. If this note is signed by more than one party, the term “Debtor” includes each of the undersigned and any successors in interest thereof, all of whose liability shall be joint and several. Any married person who signs this note agrees that recourse may be had against the separate property of that person for any obligations hereunder. The receipt of any check or other item of payment by Bank, at its option, shall not be considered a payment on account until such check or other item of payment is honored when presented for payment at the drawee bank. Bank may delay the credit of such payment based upon Bank’s schedule of funds availability, and interest under this note shall accrue until the funds are deemed collected. In any action brought under or arising out of this note, Debtor and any Obligor, including their successors and assigns, hereby consent to the jurisdiction of any competent court within the state of California, as provided in any alternative dispute resolution agreement executed between Debtor and Bank, and consent to service of process by any means authorized by said state’s law. The term “Bank” includes, without limitation, any holder of this note. This note shall be construed in accordance with and governed by the laws of the state of California. This note hereby incorporates any alternative dispute resolution agreement previously, concurrently or hereafter executed between Debtor and Bank.
DEBTOR:
Motorcar Parts of America, Inc., a New York corporation

By:	/s/	Selwyn H. Joffe

Title:		CEO